Exhibit 3.1

Second Amended and Restated

Articles of Incorporation

of

White River Capital, Inc.

ARTICLE I
Name and Principal Office

The name of the Corporation is White River Capital, Inc.  The principal office of the Corporation is located at Four Embarcadero Center, Suite 3610, San Francisco, California 94111.

ARTICLE II
Registered Office and Registered Agent

The registered office of the Corporation is located at 251 E. Ohio Street, Suite 500, Indianapolis, Indiana 46204.  The registered agent for the Corporation at such office is Corporation Service Company.

ARTICLE III
Shares

Section A.  Number of Authorized Shares.  The Corporation is authorized to issue 1,000 common shares.

Section B.  Rights.  The class of common shares is hereby authorized unlimited voting rights and is entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE IV
Adoption, Amendment and Repeal of Bylaws

The bylaws of the Corporation may be adopted, amended or repealed by the board of directors of the Corporation or the shareholders of the Corporation.

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